Filed pursuant to Rule 433

Registration No. 333-223679

Issuer Free Writing Prospectus dated May 28, 2019

Relating to Preliminary Prospectus Supplement dated May 28, 2019

Mastercard Incorporated

$2,000,000,000

$1,000,000,000 2.950% Notes due 2029

$1,000,000,000 3.650% Notes due 2049

Pricing Term Sheet

May 28, 2019

Issuer:	Mastercard Incorporated

Security:	2.950% Notes due 2029	3.650% Notes due 2049

Format:	SEC Registered

Size:	$1,000,000,000	$1,000,000,000

Maturity Date:	June 1, 2029	June 1, 2049

Coupon:	2.950%	3.650%

Interest Payment Dates:	Semi-annually on June 1 and December 1 of each year, commencing December 1, 2019 (long first coupon)	Semi-annually on June 1 and December 1 of each year, commencing December 1, 2019 (long first coupon)

Price to Public:	99.862%	99.855%

Benchmark Treasury:	2.375% due May 15, 2029	3.000% due February 15, 2049

Benchmark Treasury Price and Yield:	100-31; 2.266%	105-29+; 2.708%

Spread to Benchmark Treasury:	+ 70 basis points	+ 95 basis points

Reoffer Yield:	2.966%	3.658%

Optional Redemption:

Make-Whole Call:	+ 10 basis points prior to March 1, 2029	+ 15 basis points prior to December 1, 2048

Par Call:	On or after March 1, 2029 (three months prior to the maturity date of the Notes)	On or after December 1, 2048 (six months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636Q AM6 / US57636QAM6	57636Q AL8 / US57636QAL86

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	May 28, 2019

Expected Settlement Date:	May 31, 2019 (T+3)*

Book Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

SG Americas Securities, LLC

Senior Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

ICBC Standard Bank PLC

Lloyds Securities Inc.

Loop Capital Markets LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

NatWest Markets Securities Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC Cabrera Capital Markets, LLC R. Seelaus & Co., LLC Stern Brothers & Co.

* We expect that delivery of the notes will be made against payment therefor on or about May 31, 2019, which will be the third business day after the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, Santander Investment Securities Inc. toll-free at 1-855-403-3636 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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